Exhibit 3.2

                    CERTIFICATE OF AMENDMENT
                             to the
        AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                               of
                    STRATUS PROPERTIES INC.



     Stratus Properties Inc., a corporation organized and

existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST:  The Corporation's Board of Directors, at a meeting of the Board on February 7, 2001, duly adopted the following resolutions:



          RESOLVED, That Article FOURTH of the Amended and
     Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

          FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 200,000,000 shares, of which 50,000,000 shares shall be Preferred Stock with a par value of $.01 per share and 150,000,000 shares shall be Common Stock with a par value of $.01 per share.

          (b) The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. If so provided in such resolution or resolutions and as and to the extent permitted by law, the shares of any series of the Preferred stock may be made subject to redemption, or convertible into or exchangeable for shares of any other class or series, by the Corporation at its option or at the option of the holders or upon the happening of a specified event.

     Subject to such special voting rights as holders of any shares of the Preferred Stock may be entitled to exercise, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of such Common Stock standing in the name of such holder on the books of the Corporation.

     (c) No holder of shares of any class shall be entitled, as such, as matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, or of securities convertible into, or accompanied by rights to subscribe to, stock of any class or series whatsoever, whether now or hereafter authorized, or whether issued for cash or otherwise.

     (d) At 5:00 p.m. (Eastern Time) on the effective date of the amendment amending and restating this Article FOURTH (the "Effective Date"), each share of Common Stock held of record as of 5:00 p.m. (Eastern Time) on the Effective Date or held in the Corporation's treasury as of such time shall be automatically reclassified and converted, without further action on the part of the holder thereof, into one-fiftieth (1/50) of one share of Common Stock (the "Reverse Stock Split"). No fractional share of Common Stock shall be issued to any Fractional Holder (as defined below) as a result of the Reverse Stock Split. From and after 5:00 p.m. (Eastern Time) on the Effective Date, each Fractional Holder shall have no further interest as a stockholder in respect of any fractional share resulting from the Reverse Stock Split and, in lieu of receiving such fractional share, shall be entitled to receive, upon surrender of the certificate or certificates representing such fractional share, the cash value of such fractional share based on the average daily closing price per share of the Common Stock on Nasdaq for the 10 trading days immediately preceding the Effective Date, without interest; provided, however, that if no shares of Common Stock have been traded on any such trading day, the closing price per share of the Common Stock for such trading day shall be the average of the highest bid and lowest asked prices for the Common Stock for such trading day as reported by Nasdaq. As used herein, the term "Fractional Holder" shall mean a holder of record of fewer than 50 shares of Common Stock as of 5:00 p.m. (Eastern Time) on the Effective Date who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of the Reverse Stock Split.

     At 5:01 p.m. (Eastern Time) on the Effective Date, each share of Common Stock, and any fraction thereof (excluding any interest in the Corporation held by a Fractional Holder converted into cash) held by a holder of record of one or more shares of Common Stock as of 5:01 p.m. (Eastern Time) on the Effective Date, or held in the Corporation's treasury as of such time, shall be automatically reclassified and converted, without further action on the part of the holder thereof, into shares of Common Stock on the basis of 25 shares of Common Stock for each share of Common Stock then held (the "Forward Stock Split").
Each stockholder who holds an odd number of shares of Common Stock in a record account immediately prior to the Effective Date, in lieu of the fractional share in the account resulting from the Forward Stock Split, shall be entitled to receive, upon surrender of the certificate or certificates representing such fractional share, the cash value of such fractional share based on the average daily closing price per share of the Common Stock on Nasdaq for the 10 trading days immediately preceding the Effective Date, without interest; provided, however, that if no shares of Common Stock have been traded on any such trading day, the closing price per share of the Common Stock for such trading day shall be the average of the highest bid and lowest asked prices for the Common Stock for such trading day as reported by Nasdaq.



SECOND:  The Corporation's Board of Directors declared the foregoing amendment to be advisable and directed that the proposed amendment be submitted to a vote of the Corporation's stockholders at the 2001

Annual Meeting of Stockholders of the Corporation.


THIRD:  At the Annual Meeting of Stockholders on May 10, 2001, the

Corporation's stockholders duly approved the foregoing amendment and such amendment was duly adopted in accordance with the provisions of

Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, the undersigned, being the Chairman of the Board, President and Chief Executive Officer of the

Corporation, for the purpose of amending the Corporation's

Amended and Restated Certificate of Incorporation, does hereby make this Certificate of Amendment, hereby declaring and

certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly the undersigned has hereunto set his hand as of this 25th day of May, 2001.


                              STRATUS PROPERTIES INC.

                              By: /s/ William H. Armstrong III
                                 -----------------------------
                                      William H. Armstrong III
                                      Chairman of the Board,
                                          President and
                                      Chief Executive Officer

CORPORATE SEAL


Attest: /s/ Douglas N. Currault II
       ---------------------------
            Douglas N. Currault II
             Assistant Secretary